333 North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994

Freeport- McMoRan Copper & Gold Inc. Declares
$0.50 per Share Supplemental Common Stock Dividend

PHOENIX, AZ, April 20, 2011 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has declared a supplemental common stock dividend of $0.50 per share to be paid on June 1, 2011 to shareholders of record as of May 15, 2011.  The supplemental dividend to be paid in June represents an addition to FCX’s regular quarterly common stock dividend of $0.25 per share.

The declaration of dividends is at the discretion of the Board and will depend on the company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Based on approximately 947 million common shares currently outstanding, the June 2011 supplemental dividend payment will approximate $474 million.

James R. Moffett, Chairman of the Board and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “This action reflects our established financial policy of maintaining a strong balance sheet, prioritizing uses of cash to future growth and returning excess cash to shareholders.  Our recent financial performance, strong balance sheet and the positive market environment for our products enables us to invest aggressively in our attractive portfolio of growth projects while providing strong cash returns to shareholders. ”

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg minerals district, the world’s largest copper and gold mine in terms of recoverable reserves; significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America; and the Tenke Fungurume minerals district in the Democratic Republic of Congo.  Additional information about FCX is available on FCX’s website at www.fcx.com.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our potential future performance.  Forward-looking statements are all statements other than historical facts, such as statements regarding timing of dividend payments.  The declaration of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  In addition,  important factors that might cause actual results to differ materially from results anticipated by forward-looking statements include factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

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